Exhibit 99.1

LEAPFROG ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

EMERYVILLE, California—May 3, 2007—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the first quarter ended March 31, 2007. For the first quarter of 2007, the company reported net sales of $60.9 million and a net loss of $30.4 million, or $0.48 per share. Cash and investments totaled $195.5 million at March 31, 2007.

“First quarter sales and gross margin were generally on track with our expectations,” said Jeffrey G. Katz, president and chief executive officer of LeapFrog. “Our cash balance at quarter-end remained strong and our new product milestones for 2007 and 2008 remain on plan.“

First Quarter 2007 Financial Results

Net Sales

Net sales for the quarter ended March 31, 2007 were $60.9 million, compared to $66.5 million for the quarter ended March 31, 2006, a decrease of 8.4%. The decrease in net sales was driven primarily by the ongoing decline in sales of the LeapPad family of products as well as sales declines in the SchoolHouse segment, reflecting the impact of the company’s previously announced SchoolHouse reorganization.

Segment Results

Net sales from the U.S. Consumer segment totaled $43.4 million for the first quarter 2007, compared with $46.8 million for the first quarter 2006. Net sales from the International segment totaled $12.5 million for the first quarter 2007, compared with $12.0 million for the first quarter 2006. Net sales from the SchoolHouse division totaled $5.0 million for the first quarter 2007, compared with $7.7 million for the first quarter 2006.

Gross Margin

Gross margin for the quarter ended March 31, 2007 was 40.5%, up 3.2 percentage points from gross margin of 37.3% for the first quarter 2006, primarily due to lower sales discounts and allowances and lower freight expense.

Operating Expenses

Operating expenses totaled $54.9 million for the first quarter 2007, an increase of 1.7% compared to $54.0 million for the first quarter 2006. Higher research and development expense associated with new product development was partially offset by lower advertising expense in Europe.

Loss from Operations

Loss from operations was $30.2 million for the first quarter of 2007 compared to $29.2 million for the first quarter of 2006. The $1.0 million increased loss reflects higher research and development expense, partially offset by lower selling, general and administrative expense and lower advertising expense.

Provision for Income Tax

Provision for income taxes was $2.2 million for the first quarter 2007 compared with a benefit of $3.9 million for the first quarter 2006.

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LeapFrog Enterprises, Inc.

Net Loss

The company recorded a net loss of $30.4 million, or a net loss of $0.48 per share, for the first quarter of 2007, compared to a net loss of $23.6 million, or a net loss of $0.38 per share for the first quarter 2006. The higher net loss was primarily due to higher income tax expense in the first quarter of 2007 compared to the first quarter of 2006.

Balance Sheet

Inventories, net of allowances, were $76.2 million at March 31, 2007, compared with $73.0 million at December 31, 2006, and $163.7 million at March 31, 2006. Cash and investments totaled $195.5 million at March 31, 2007, compared with $148.1 million at December 31, 2006, and $202.3 million at March 31, 2006.

Key Performance Metrics and Outlook

Bill Chiasson, chief financial officer, stated, “Our first quarter sales decrease primarily reflects continued declines in LeapPad product sales as a part of our planned transition to a new reading platform in 2008 as well as the impact of our SchoolHouse restructuring strategy. As a result of the many operational changes we made last year, gross margins improved modestly and inventories at both LeapFrog and retailers remain at the lowest levels since 2001.”

The company reiterated its current expectations for full year 2007 results:

•	LeapFrog expects a modest sales decline from fiscal 2006 sales of $502.3 million, with sales being softer in the first half of 2007 pending shipments of new products in the second half of the year.

•	LeapFrog expects an improvement in gross margin compared with 29.3% for 2006 driven by inventory clean-up efforts in 2006 and an improved product mix in 2007.

•

Operating expenses are expected to decline from $271.7 million for 2006 consistent with the expected sales decline. Despite the overall expected decline in operating expenses, the company will continue to make significant investments in new product development and advertising to promote the LeapFrog brand in preparation for the 2008 new product roll-outs.

•	Net loss is expected to show a significant improvement over 2006.

Conference Call and Webcast

A conference call will be held today, May 3, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to provide further discussion of the results for the first quarter of 2007. A live Web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. To participate in the call, please dial (706) 634-0183. A replay of the Web cast will be available on these Web sites through May 3, 2008. A telephone replay is also available through June 2, 2007 at (706) 645-9291; I.D. No. 6870137.

About LeapFrog

LeapFrog Enterprises, Inc., is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social

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studies, spelling, vocabulary, and science. In addition, the company has created a broad line of stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog SchoolHouse’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog SchoolHouse is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, LEAPFROG SCHOOLHOUSE, and LEAPPAD are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding expected 2007 financial results such as anticipated sales, margins, expenses and losses; and anticipated 2007 and 2008 product plans. These forward-looking statements involve risks and uncertainties, including the company's ability to develop and launch new products, services and features on time and at anticipated margin and profit levels, the company's ability to develop and market products and services that are accepted by consumers, schools and retailers at sales and profit levels to justify the development investment, the company’s ability to drive sales of software titles that work with its hardware platforms, the company’s ability to manage costs and inventory levels effectively, and the company's ability to effectively recruit, retain and integrate personnel with capabilities integral to the company's strategy. These and other risks and uncertainties detailed from time to time in the company's SEC filings, including its 2006 annual report on Form 10-K filed on March 8, 2007, could cause the company's actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Eileen VanEss	Shannon Eis
Investor Relations	Kaplow Communications
(510) 420-5361	(646) 747-3566

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,		December 31,
	2007	2006	2006
	(Unaudited)		(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$81,368	$97,624	$67,314
Short-term investments	114,126	104,650	80,784
Accounts receivable, net of allowances of $304, $1,601, and $785 at March 31, 2007 and 2006 and December 31, 2006, respectively	51,495	50,257	141,816

Inventories, net	76,158	163,733	73,020
Prepaid expenses and other current assets	21,440	16,403	23,339
Deferred income taxes	1,161	11,141	1,156

Total current assets	345,748	443,808	387,429
Property and equipment, net	28,973	23,253	27,794
Deferred income taxes	148	19,295	148
Intangible assets, net	25,577	27,153	25,933
Other assets	9,171	9,844	9,137

Total assets	$409,617	$523,353	$450,441

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,537	$22,532	$46,720
Accrued liabilities and deferred revenue	41,140	34,071	50,001
Income taxes payable	1,239	375	724

Total current liabilities	80,916	56,978	97,445

Long-term liabilities	21,830	19,714	19,034
Stockholders' equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 35,618; 33,962 and 35,455 at March 31, 2007 and 2006 and December 31, 2006, respectively	4	3	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at March 31, 2007 and 2006 and December 31, 2006, respectively	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	347,145	336,462	343,310
Accumulated other comprehensive income	3,259	1,174	3,122
(Accumulated deficit) retained earnings	(43,355)	109,204	(12,292)

Total stockholders’ equity	306,871	446,661	333,962

Total liabilities and stockholders’ equity	$409,617	$523,353	$450,441

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$60,924	$66,548
Cost of sales	36,221	41,759

Gross profit	24,703	24,789

Operating expenses:
Selling, general and administrative	32,428	32,851
Research and development	14,468	12,440
Advertising	5,583	6,158
Depreciation and amortization	2,419	2,529

Total operating expenses	54,898	53,978

Loss from operations	(30,195)	(29,189)

Interest expense	(8)	(98)
Interest income	2,233	1,376
Other (expense) income, net	(219)	462

Loss before provision (benefit) for income taxes	(28,189)	(27,449)

Provision (benefit) for income taxes	2,239	(3,853)

Net loss	$(30,428)	$(23,596)

Net loss per common share:
Basic and diluted	$(0.48)	$(0.38)
Shares used in calculating net loss per common share :
Basic and diluted	63,137	62,469

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LEAPFROG ENTERPRISES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	2007	2006
Net loss	$(30,428)	$(23,596)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,975	4,699
Amortization	356	421
Unrealized foreign exchange (gain) loss	(1,112)	894
Provision for doubtful accounts	7	(344)
Deferred income taxes	(5)	(3,134)
Accretion of investment income	(528)	—
Stock-based compensation	2,710	2,364
Other	(122)	(381)
Other changes in operating assets and liabilities:
Accounts receivable	90,315	207,833
Inventories	(3,138)	5,339
Prepaid expenses and other current assets	1,899	4,916
Other assets	(34)	(3,070)
Accounts payable	(8,183)	(51,797)
Accrued liabilities and deferred revenue	(8,861)	(9,608)
Long-term liabilities	2,160	—
Income taxes payable	515	(1,406)

Net cash provided by operating activities	49,526	133,130

Investing activities:
Purchases of property and equipment	(5,149)	(3,742)
Purchases of investments	(243,375)	(179,673)
Sale of investments	210,561	98,823

Net cash used in investing activities	(37,963)	(84,592)

Financing activities:
Purchases of treasury stock	—	(37)
Proceeds from the exercise of stock options and employee stock purchase plan	1,243	1,346

Net cash provided by financing activities	1,243	1,309

Effect of exchange rate changes on cash	1,248	(645)

Increase in cash and cash equivalents	14,054	49,202
Cash and cash equivalents at beginning of period	67,314	48,422

Cash and cash equivalents at end of period	$81,368	$97,624